Exhibit 99.1

NEXGEL Announces Preliminary Record Second Quarter 2024 Revenue of $1.4 Million and Issues Revenue Guidance for Third and Fourth Quarter of 2024 of $2.2 Million and $2.6 Million, Respectively

LANGHORNE, Pa., July 8, 2024 — NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: NXGL), a leading provider of medical and over-the-counter (OTC) products including ultra-gentle, high-water-content hydrogels for healthcare and consumer applications, today announced preliminary, unaudited revenue for the second quarter of 2024 and has provided revenue guidance for the third and fourth quarter of 2024.

Based on preliminary and unaudited review, the Company anticipates:

●	Second Quarter 2024 Revenue: $1.4 million, an increase of approximately 20% year-over-year and 10% sequentially
●	Third Quarter 2024 Revenue: $2.2 million, an increase of 83% year-over-year
●	Fourth Quarter 2024 Revenue: $2.6 million, an increase of 140% year-over-year

Adam Levy, CEO of NEXGEL, commented, “We are pleased to deliver record revenue for the second quarter of 2024 in spite of lower-than-normal revenues at CG Converting and Packaging due to our move into our newly expanded facility. We are also pleased to provide an outlook for our expected results for the second half of this year that has exceeded our expectations for both contract manufacturing and consumer products. The growth in contract manufacturing is primarily due to new customer relationships with large global corporations. Additionally, many of our brands are also experiencing significant growth. Silly George is leading the way with strong consumer demand for our new Pop-On Lash product line released in May. While our projections for Q3 and Q4 do not yet include any revenue from our relationship with AbbVie, the growth we expect in the second half of this year positions us well to move to positive cash flow from operations.”

About NEXGEL, Inc.

NEXGEL is a leading provider of healthcare, beauty, and over-the-counter (OTC) products including ultra-gentle, high-water-content hydrogels. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL brands include Silverseal®, Hexagels®, Turfguard®, Kenkoderm® and Silly George®. Additionally, NEXGEL has strategic contract manufacturing relationships with leading consumer healthcare companies.

Preliminary Second Quarter 2024 Results

This press release sets forth certain preliminary estimates of financial and operating results that we expect to report for the second quarter ended June 30, 2024. We are currently in the process of finalizing our financial results for the June 30, 2024 second quarter, and the preliminary estimated financial information presented above reflects various assumptions and estimates based upon preliminary information available to us as of the date of this press release. This information should not be viewed as a substitute for full unaudited financial statements prepared in accordance with accounting principles generally accepted in the United States for the second quarter ended June 30, 2024. Our independent registered public accounting firm has not reviewed this preliminary estimated financial information. As a result, it remains in all cases subject to change pending finalization. Items or events may be identified or occur after issuance of these preliminary results due to the completion of operational and financial closing procedures. In addition, final adjustments and other developments may arise that would require us to make material adjustments to this preliminary financial information. Therefore, our actual results may differ materially from the current expectations expressed in this release.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

Valter@KCSA.com